Exhibit 10.56

THIRD AMENDMENT TO THE OPERATOR’S CONTRACT

THIS THIRD AMENDMENT TO THE OPERATOR’S CONTRACT (the “Amendment”) is made this 30 day of Oct., 2007, by and between ISLE OF CAPRI BETTENDORF, L.C., an Iowa limited liability company (hereinafter referred to as the “Operator”) and SCOTT COUNTY REGIONAL AUTHORITY, an Iowa not-for-profit corporation (“SCRA”).

WHEREAS, Operator and SCRA have entered into an Operator’s Contract dated August 11, 1994 as amended (the “Operator’s Contract”); and

WHEREAS, the Bettendorf Conference/Event Center support Agreement, dated June 30, 2004 is now null and void and that Agreement was the subject of the Second Amendment to the Operator’s Contract dated June 30, 2004.

WHEREAS, the parties desire to amend the Operator’s Contract to reflect the new agreement between the SCRA and the City of Bettendorf.

NOW, THEREFORE, it is agreed as follows:

1.                                      Paragraph 4 of the Operator’s Contract is hereby amended to read in its entirety as follows:

“4.                                This contract shall run until the conclusion of SCRA’s obligations under the Agreement between the City of Bettendorf and SCRA dated October 30, 2007, attached as Exhibit A. It is agreed that this contract shall terminate on the expiration of the license year following such conclusion of SCRA’s obligations, provided, however, that so long as Operator has substantially complied with the IRGC rules, (and the SCRA’s gaming license is renewed), Operator is hereby granted the right to renew this Contract for succeeding one year periods, the last of which shall terminate on the last date for licensed gaming as approved by Scott County voters pursuant to Chapter 99F of the Iowa Code. Operator agrees to guarantee SCRA’s payment obligations as set forth on Exhibit “A”.”

2.                                      In all other respects the parties hereto ratify and confirm the Operator’s Contract.

3.                                      This Amendment is expressly subject to approval by the Iowa Racing and Gaming Commission and will be effective on November 1, 2007. Operator further agrees to pay all legal and accounting expenses of SCRA related to the negotiation, preparation and approval of the Amendment.

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IN WITNESS WHEREOF, the parties have caused this Amendment to be executed and delivered by their duly authorized representatives as of the day and year first above written.

SCOTT COUNTY REGIONAL AUTHORITY

By	/s/ [ILLEGIBLE]
Its President

By	/s/ [ILLEGIBLE]
Its Secretary

ISLE OF CAPRI BETTENDORF, L.C.

By	/s/ Bernard Goldstein
Title: Manager

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STATE OF IOWA	)
) ss:
COUNTY OF SCOTT	)

This instrument was acknowledged before me on 30 day of Oct., 2007 by James A. Mezvinsky, President and John DeDoncker, Secretary of Scott County Regional Authority.

/s/ David A. Millage
Notary Public in and for said County and State

STATE OF FLORIDA	)
) ss:
COUNTY OF PALM BEACH	)

This instrument was acknowledged before me on 5th day of November, 2007 by BERNARD GOLDSTEIN, Manger of Isle of Capri Bettendorf, L.C.

/s/ Rose L. Mayer
Notary Public in and for said County and State

EXHIBIT A

AGREEMENT

This Agreement is entered into this 30 day of Oct., 2007, by and between the City of Bettendorf, a municipal corporation of the State of Iowa (“City”) and Scott County Regional Authority, an Iowa not-for-profit corporation (“SCRA”).

WHEREAS the City and SCRA previously entered into a Bettendorf Conference/Events Center Support Agreement (“Project”) dated June 30, 2004.

WHEREAS such Agreement provided that SCRA would fund a portion of the Project out of gaming revenues which would exceed a certain amount, and

WHEREAS it now appears that those excess gaming revenues will not materialize, and

WHEREAS without SCRA assistance, funding would be insufficient to complete the Project as originally conceived, and

WHEREAS the SCRA desires to assist the City in the construction of the Project and has determined that such assistance fulfills a civic purpose and reduces the burden on the City for the construction of this public improvement, and

WHEREAS SCRA believes that the Project will benefit the residents of the City of Bettendorf by providing increased entertainment options, increased tourism and increased employment opportunities so the project should be supported.

THEREFORE IT IS AGREED:

1.                                  That the parties agree that because of the lack of increased gaming revenues, the funding for the project has a shortfall of $10,000,000.00 (Ten Million Dollars and no/100).

2.                                  That the City and the Isle of Capri Bettendorf, L.C. (“Isle”), have agreed to fund two-thirds (2/3) of the shortfall.

3.                                  That SCRA shall fund the remaining one-third (1/3) of the shortfall subject to the following conditions:

A.                                    Payments shall be made over a ten-year period with equal semi-annual payments of $166,667.00 ($333,334.00 per year) provided, however, that the payments received by the SCRA from the Isle exceed $3,000,000.00 in the preceding 12-month period from the time the payment is due. In the event the payments received by SCRA are less than $3,000,000.00, then the payment made by the SCRA shall be reduced by the amount of such shortfall.

B.                                    The maximum amount SCRA will fund is $3,333,333.00.

C.                                    In the event the interest rate cost of the bonds are less than projected, or via the bond structure, the shortfall is less than $10,000,000.00, then the amount to be paid by SCRA shall be reduced by one-third (1/3) of the reduced shortfall. For example, if the shortfall is ultimately determined to be $9,000,000.00, then the SCRA commitment shall be reduced to $3,000,000.00 and the semi-annual payments shall be reduced accordingly.

4.                                            The City shall notify SCRA at the time the bonds are issued of the actual shortfall in funding and the SCRA commitment shall be finally established at that point.

5.                                            The payments to the City under this Agreement shall be made semi-annually on June 1 and December 1 of each year during the term of this Agreement, beginning on June 1, 2008.

6.                                            Termination.  If any of the foregoing conditions precedent does not occur within twelve (12) months of the date of this Agreement, either party may terminate this Agreement upon written notice to the other party.

7.                                            Noncompliance/Mediation/Arbitration.  In the event of any breach of any covenant, agreement, restriction or regulation contained in this Agreement, dispute shall be first mediated and then (if necessary) arbitrated. Only after a good faith effort to mediate such dispute has failed shall the matter proceed to arbitration. On the written notice of either party to the other of a breach of this Agreement, each party shall designate their representatives and shall meet within three (3) days after receipt of the notice. The parties themselves shall then attempt to resolve the dispute within fourteen (14) days of the meeting. Should the parties be unable to agree upon a resolution of the dispute, the parties agree that Federal Mediation and Conciliation Service shall be appointed as mediator/arbitrator, whose decision(s) shall be final, and judgment may be made and entered in any court in accordance therewith (except that either party may petition a court of competent jurisdiction for review of errors of law). Either party may notify the mediator/arbitrator and so commence the mediation/arbitration process. The mediator/arbitrator shall meet with the parties to hear the dispute within ten (10) days of such notification and shall attempt to resolve the dispute or issue his arbitration decision within fourteen (14) days of the first meeting. Each party shall abide by the decision of the mediator/arbitrator and shall pay the amounts, costs and expenses as awarded by the mediator/arbitrator with the mediator/arbitrator fee to be borne equally by both parties. The parties further agree that the non-breaching party may institute separate legal proceedings to enjoin the threatened or attempted violation of any covenant, agreement, restriction or regulation contained herein. The parties agree that specific performance may accordingly be a remedy for and ordered by any court.

8.                                  Additional Agreements.  From time to time hereafter without further consideration, the parties agree to execute and deliver, or cause to be executed and delivered, such further agreements and instruments, and shall take such other actions, as any party may reasonably request in order to more effectively memorialize, confirm and effectuate the intentions, undertakings and obligations contemplated by this Agreement.

9.                                  Counterparts.  This Agreement may be executed in any number of counterparts with the same effect as if the parties hereto had signed the same document. All such counterparts shall constitute one instrument.

SCOTT COUNTY REGIONAL AUTHORITY

By	/s/ [ILLEGIBLE]
Its President

By	/s/ [ILLEGIBLE]
Its Secretary

THE CITY OF BETTENDORF

By	/s/ Michael J. Freemire, Mayor
Michael J. Freemire, Mayor
City of Bettendorf

STATE OF IOWA	)
) ss:
COUNTY OF SCOTT	)

This instrument was acknowledged before me on 30 day of Oct., 2007 by James A. Mezvinsky, President and John DeDoncker, Secretary of Scott County Regional Authority.

/s/ David A. Millage
Notary Public in and for said County and State

STATE OF IOWA	)
) ss:
COUNTY OF SCOTT	)

This instrument was acknowledged before me on 30 day of Oct., 2007 by Michael J. Freemire, Mayor of The City of Bettendorf, Scott County, Iowa.

/s/ David A. Millage
Notary Public in and for said County and State